  EXHIBIT 99.1

Airborne Wireless Network Effects Reverse Stock Split

SIMI VALLEY, August 24, 2018 /PRNewswire/ -- Airborne Wireless Network (“Airborne Wireless” or the “Company”) (OTCQB: ABWN) today announced that it is effecting a 30,000-to-1 reverse stock split. The reverse stock split will become effective at 11:59 p.m. on August 24, 2018. The Company will trade for approximately the next twenty days under the symbol ABWND. As a result of the reverse stock split, every 30,000 shares of the Company’s common stock outstanding will be automatically combined into one new share of common stock without any action on the part of Airborne Wireless Network stockholders. As a result of the reverse stock split, there will be approximately 296,000 shares of common stock outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares).

The Company will issue one whole share of common stock to any stockholder who otherwise would have received a fractional share as a result of the reverse stock split. No cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the reverse stock split.

As of August 24, 2018, the Company had outstanding unsecured convertible notes issued to a number of unrelated third parties in the aggregate principal amount of approximately $1.84 million. As previously disclosed, on May 29, 2018, the Company completed a public offering of 8,000 units, each consisting of one share of the Company’s Series A Convertible Preferred Stock and one Series 1 warrant to purchase one share of Series A Convertible Preferred Stock, one Series 2 warrant to purchase one share of Series A Convertible Preferred Stock and one Series 3 warrant to purchase one share of Series A Convertible Preferred Stock, each exercisable at an initial exercise price of $1,000 per share of Series A Convertible Preferred Stock. After giving effect to the reverse stock split, (i) 6,988 of the original 8,000 issued shares of Series A Convertible Preferred Stock have been converted into 130,656 post-split shares of common stock and (ii) 500 of the original 24,000 warrants have been exercised, resulting in aggregate proceeds of $500,000 paid to the Company.

About Airborne Wireless Network

The Company intends to create a high-speed broadband airborne wireless network by linking commercial aircraft in flight. It is projected that each aircraft participating in the network will act as an airborne repeater or router, sending and receiving broadband signals from one aircraft to the next and creating a digital information superhighway in the sky. The Company intends the network to be a high-speed broadband internet pipeline to improve coverage and connectivity. The Company does not intend to provide retail customer coverage to end users but, instead, act as a wholesale carrier with target customers, such as internet service providers and telephone companies.

Currently, the world’s connectivity is achieved by use of undersea cables, ground-based fiber and satellites. The Company believes that the Company’s airborne digital highway may be a solution to fill the world’s connectivity void. The Company’s network, once developed, should provide low cost, high-speed connectivity to rural areas, island nations, ships at sea, oil platforms, in addition to connectivity to commercial and private aircraft in flight.

For further information see: www.airbornewirelessnetwork.com

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward- looking statements.

Risks and uncertainties include, but are not limited to, availability of capital; the inherent uncertainties associated with developing new products or technologies and operating as a development-stage company; our ability to raise the additional funding we will need to continue to pursue our business and product development plans; our ability to develop and commercialize products based on our technology platform; competition in the industry in which we operate and market; general industry conditions; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; manufacturing difficulties or delays; dependence on the effectiveness of the Company’s patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Contact:

Airborne Wireless Network

info@airbornewirelessnetwork.com